Exhibit 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS
SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

	SEP 30	DEC 31
	2005	2004
	($000 omitted)

Investments, at market, partially restricted:
Short-term investments	219,922	181,195
Municipal bonds	203,916	196,884
Corporate bonds	155,835	151,344
Foreign	87,470	69,978
U.S. Treasury and agency obligations	34,925	28,905
Equity securities	26,762	23,201
Mortgage-backed securities	284	295

TOTAL INVESTMENTS	729,114	651,802

NOTE: The above totals are the sum of three separate line item amounts on the condensed consolidated balance sheets contained herein as:

	SEP 30	DEC 31
	2005	2004
	($000 omitted)

Short-term investments	219,922	181,195
Investments — statutory reserve funds	427,920	401,814
Investments — other	81,272	68,793

	729,114	651,802